                                                                    EXHIBIT 12.2

                                       WCI
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

                                                                                Years Ended December 31,
                                                                         ---------------------------------------
                                                                         1999     1998     1997    1996     1995
                                                                         ----     ----     ----    ----     ----
Earnings:
     Income before income taxes and extraordinary items................$2,046   $  479   $1,026   $  445  $  427
     Interest expense..................................................    24       23       23       34      88
     Portion of rents representative of an interest factor.............    16       20       17       16      21
     Adjustment for partially owned subsidiaries and 50% owned
       companies....................................................... 1,767      817      898      685     736
     Undistributed (earnings) losses of less than 50% owned
       companies.......................................................   (40)      13       (7)      13      29
                                                                       ------   ------   ------   ------  ------
         Total earnings................................................$3,813   $1,352   $1,957   $1,193  $1,301
                                                                       ======   ======   ======   ======  ======

Fixed charges:
     Interest expense..................................................$   24  $    23  $    23  $    34 $    88
     Portion of rents representative of an interest factor.............    16       20       17       16      21
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................   582      638      589      574     662
                                                                       ------   ------   ------   ------  ------
         Total fixed charges...........................................$  622  $   681  $   629  $   624 $   771
                                                                       ======   ======   ======   ======  ======
Ratio of earnings to fixed charges.....................................  6.1x     2.0x     3.1x    1.9x     1.7x
                                                                         ===      ===      ===     ===      ===